Exhibit 6
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                            SHARE PURCHASE AGREEMENT
                            ------------------------

       THIS AGREEMENT made as of the 31st day of December, 2003.
       --------------

B E T W E E N:
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              BURGIO FAMILY HOLDINGS INC., a corporation  incorporated under the
              ---------------------------
              laws of the Province of Ontario

              (the "Purchaser")
                    ---------

                                                               OF THE FIRST PART

              - and -

              MARY PENNY, an individual resident in the Province of Ontario
              ----------

              (the "Vendor")
                    ------

                                                              OF THE SECOND PART



       WHEREAS the Vendor is the owner, beneficially and of record, of three (3)
       -------
common shares in the capital of Loretta Foods Limited (the "Corporation"), being
                                                            -----------
100% of the issued and outstanding shares of the Corporation as of the date hereof;

       AND  WHEREAS  Alpen  Realty  Investments  Limited  ("Alpen"),  an Ontario
       ------------                                         -----
corporation, is the landlord of the premises municipally known as 2405 Lucknow Drive, Mississauga, Ontario occupied by the Corporation, and Alpen has agreed to execute a new lease (the "New Lease") with the Corporation on the terms and
                           ----------
conditions set out in Schedule A attached hereto, and the New Lease shall become effective when the Corporation's current lease with Alpen expires on August 31, 2004;

       AND  WHEREAS  the  Vendor has  agreed to sell to the  Purchaser,  and the
       ------------
Purchaser has agreed to purchase from the Vendor, all of the issued and outstanding shares of the Corporation (the "Purchased Shares") upon the terms
                                              -----------------
and conditions hereinafter set out.

       NOW THEREFORE  THIS AGREEMENT  WITNESSETH  that in  consideration  of the
       -----------------------------------------
respective covenants herein contained, the parties hereto agree as follows:


ARTICLE 1 - DEFINITIONS AND SCHEDULES
-------------------------------------

1.1 As used in this agreement, the following words and phrases shall have the following meanings:

       (a) "Accounts Receivable" means all accounts receivable, trade accounts, notes receivable and other book debts due or accruing due to the Corporation and the full benefit of all security therefor, if any, for such accounts or debts;



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       (b)    "Action" means any litigation,  action,  order, claim,  complaint,
       petition,  investigation,   suit,  hearing,  grievance  or  other  legal,
       administrative,   arbitral  or  similar  proceeding,   whether  civil  or
       criminal, in law or in equity, before any federal, provincial, municipal,
       local   or   foreign   government,   or   governmental,   regulatory   or
       administrative authority;

       (c) "Business" means the business of mixing, blending and packaging, manufacturing, marketing and distribution of grocery products, including spices and canned foods, currently carried on by the Corporation;

       (d)    "Business Day" means a day which is not:

              (i)    a Saturday or a Sunday; or

              (ii) a day observed as a holiday under the laws of the Province of Ontario or the federal laws of Canada applicable in the Province of Ontario;

       (e) "Competitive Business" shall have the meaning assigned thereto in Subsection 13.1(a) hereof;

       (f)    "Corporation" means Loretta Foods Limited, an Ontario corporation;

       (g) "Date of Closing" or "Closing Date" means the 15th day of March, 2004 or such earlier or later date as may be agreed to in writing by the Vendor and the Purchaser;

       (h) "Deposit" shall have the meaning assigned thereto in Subsection 3.2(a) hereof;

       (i) "Dispute" shall have the meaning assigned thereto in Section 14.17 hereof;

       (j)    "Effective Date" means the close of business on December 31, 2003;

       (k)    "Escrow Agent" shall have the meaning  assigned thereto in Section
       4.1 hereof;

       (l)    "Escrow  Agreement"  shall have the  meaning  assigned  thereto in
       Section 4.1 hereof;

       (m) "Financial Statements" means the unaudited financial statements of the Corporation for the years ended December 31, 2001 and December 31, 2002, copies of which are attached hereto as Schedule "1.1(m)";

       (n)    "Indemnifier"  shall have the meaning  assigned thereto in Section
       12.3 hereof;

       (o)    "Intellectual Property" shall have the meaning assigned thereto in
       Section 5.21 hereof;

       (p) "Interim Period" means the period between the Effective Date and the Time of Closing;




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       (q)    "Leased  Premises"  means the office and warehouse  premises which
       are  currently   leased  by  the   Corporation  at  2405  Lucknow  Drive,
       Mississauga, Ontario, L5S 1H9 from Alpen;

       (r)    "Letter of  Intent"  shall have the  meaning  assigned  thereto in
       Section 2.2 hereof;

       (s) "Person" means any individual, partnership, limited partnership, corporation, joint venture, association, joint stock company, trust, unincorporated organization or a government or an agency thereof;

       (t)    "Place of Closing" means the offices of the Vendor's Solicitors;

       (u) "Purchase Price" means the consideration payable to the Vendor for the Purchased Shares pursuant to Section 3.1 hereof;

       (v) "Purchased Shares" shall have the meaning assigned thereto in the recitals to this agreement;

       (w)    "Purchaser's Solicitors" means The Law Office of Taragh Bracken;

       (x)    "Taxes" means:

              (i) any corporation, net income, gross income, gross receipts, sales, goods and services, use, profits, licence, withholding, payroll, employment, excise, land transfer, property or customs tax or duty or other tax, fee, assessment or charge of any kind whatsoever imposed by any domestic or foreign taxing authority, together with any interest and any penalty, addition to tax or additional amount imposed by any domestic or foreign taxing authority; and

              (ii) any liability of the Corporation for the payment of any amount of the type described in Paragraph 1(x)(i) above, as the result of the Corporation being associated with any other person;

       (y) "Time of Closing" means 11:00 a.m. (local time) on the Date of Closing, or such earlier or later time on the Date of Closing as may be agreed to by the Vendor's Solicitors and the Purchaser's Solicitors;

       (z) "Bank of Montreal" means the Bank of Montreal, a chartered bank in Canada;

       (aa) "Bank Branch" means the Bank of Montreal branch, located at 6 King Street West, Toronto, Ontario, where the Corporation currently does its banking;

       (bb)   "Vendor's Solicitors" means Shibley Righton LLP;

       (cc)   "Alpen"  means  Alpen  Realty  Investments   Limited,  an  Ontario
       corporation;

       (dd) "New Lease" shall have the meaning assigned thereto in the recitals to this agreement;



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       (ee)   "Independent  Auditors" means Abrahamse  Berkis Pinto & Associates
       LLP, the independent accountants of the Corporation;

       (ff) "GAAP" means those accounting principles which are recognized as being generally accepted in Canada from time to time as set forth in the Handbook published by the Canadian Institute of Chartered Accountants;

       (gg) "Cash" means all cash, cash equivalents, securities available for sale, bank accounts, and certificates of deposit of the Corporation on the Effective Date and which shall be valued at the fair market value thereof on the Effective Date;

       (hh) "Net Accounts Receivable" means all Accounts Receivable of the Corporation on the Effective Date, less a reasonable allowance for doubtful accounts as provided in the Final Statements to be prepared by the Independent Auditors;

       (ii) "Inventory" means all right, title and interest of the Corporation in inventory and supplies on the Effective Date, including without limitation, raw materials, work-in-process and finished goods, inventory and supplies in transit or on consignment and any and all other supplies stored, kept or maintained by or on behalf of Corporation, wherever located and which shall be valued at $1,219,521 on the Effective Date solely for the purposes of this agreement;

       (jj) "Prepaid Expenses" means all non-refundable and transferable prepaid expenses, prepaid assets and deposits paid by the Corporation prior to the Effective Date for which Purchaser will receive the benefit after the Effective Date and which shall be valued on the Effective Date at the amount of the benefit to be received by the Purchaser after the Effective Date;

       (kk) "Net Capital Assets" means all right, title and interest of the Corporation in the tangible property, other than the Inventory, on the Effective Date, including, without limitation, all leasehold improvements, equipment, furniture and fixtures, machinery, vehicles, tools and other fixed assets and all records relating thereto including operating and engineering records and which shall be valued at its book value to the Corporation;

       (ll) "Cash Value Of Life Insurance" means the amount of $273,884, being the amount of cash that would be received by the Corporation, if the Corporation were to cancel, surrender and redeem on the Effective Date its life insurance policy which is Policy No. LI-2862,351-1 issued byClarica Financial Services Inc.;

       (mm)   "Net Assumed Liabilities" means:

              (i) the Corporation's Bank of Montreal indebtedness as at the Effective Date; and

              (ii) all arms-length accounts payable and accrued liabilities of the Corporation, calculated in accordance with GAAP, as at the Effective Date;





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       (nn)   "Shareholder's Loan" means the loan amount, if any, payable to the
       Vendor by the Corporation as at the Effective Date, inclusive of interest;

       (oo) "Net Assumed Assets" means the net amount of the Corporation's following balance sheet line-items calculated, as at the Effective Date, by the Independent Auditors in accordance with GAAP, by:

              (i)    adding:

                     (A)    Cash;
                     (B)    Net Accounts Receivable;
                     (C)    Inventory;
                     (D)    Prepaid Expenses;
                     (E)    Net Capital Assets; and
                     (F)    Cash Value Of Life Insurance;

              (ii)   and subtracting:

                     (A)    Net Assumed Liabilities; and
                     (B)    Shareholder's Loan.

       (pp)   "Walmart"   means   Walmart   Canada   Inc.,  a  customer  of  the
       Corporation;

       (qq)   "WM Loss" means

              (i)    the  complete   loss  of  Walmart  as  a  customer  of  the
              Corporation; or

              (ii) the loss of more than sixty-five percent (65%) of the revenue that the Corporation realized in the year immediately prior to the Closing Date from the sale of the Corporation's products to Walmart, which shall be measured during the consecutive 13 week period following an event which occurs within the one year period immediately following the Closing Date and which gives rise to the Corporation's loss of revenue from Walmart, using average weekly revenue of $50,000 from the sale of the Corporation's products to Walmart in the year immediately prior to the Closing Date as the benchmark for determining if a loss of more than sixty-five percent (65%) has been realized for the particular consecutive 13 week period (for greater certainty, the cumulative revenue from the sale of the Corporation's products to Walmart for the particular consecutive 13 week period must be less than $227,500 in order for there to have been such a loss of more than sixty-five percent (65%)).

       (rr) "Initial Payment" shall have the meaning assigned thereto in Subsection 3.2(b) hereof;

       (ss) "First Non-Adjustable Payment" shall have the meaning assigned thereto in Subsection 3.2(c) hereof;





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       (tt)   "Second  Non-Adjustable  Payment" shall have the meaning  assigned thereto in Subsection 3.2(d) hereof;

       (uu) "Four Payments" shall have the meaning assigned thereto in Subsection 3.2(e) hereof;

       (vv) "Unpaid Portion" shall have the meaning assigned thereto in Subsection 3.4(a) hereof;

       (ww)   "Release Date" shall have the meaning  assigned thereto in Section
       4.1 hereof;

       (xx) "Estimated Net Assets Balance" shall have the meaning assigned thereto in Subsection 4.1(a) hereof;

       (yy) "Net Asset Increase Amount" shall have the meaning assigned thereto in Subsection 4.1(b) hereof;

       (zz) "Net Asset Reduction Amount" shall have the meaning assigned thereto in Subsection 4.1(c) hereof;

       (aaa) "First Three Months" shall have the meaning assigned thereto in Subsection 7.3(c) hereof;

       (bbb) "Security Interests" shall have the meaning assigned thereto in Subsection 9.1(h) hereof;

       (ccc) "First Security" shall have the meaning assigned thereto in Subsection 9.1(h) hereof;

       (ddd) "Final Statements" means the audited financial statements of the Corporation for the year ended December 31, 2003 which are to be prepared by the Independent Auditors; and

       (eee) "Affiliate" means any corporation in respect of which at least sixty-seven per cent (67%) of all of its issued and outstanding shares and options and rights to acquire such shares are ultimately controlled by Al Burgio;

1.2 The schedules attached hereto are hereby incorporated in this agreement by reference and deemed to be a part hereof.


ARTICLE 2 - AGREEMENT TO PURCHASE
---------------------------------

2.1 Subject to the terms and conditions hereof, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the Purchased Shares.

2.2 The letter of intent made between the Vendor and the Purchaser dated December 1, 2003 regarding the purchase and sale of the Purchased Shares (the "Letter of Intent") is hereby terminated, and is hereby replaced with the
 ------------------
provisions hereof.



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ARTICLE 3 - CALCULATION AND PAYMENT OF PURCHASE PRICE
-----------------------------------------------------

3.1 Subject to the provisions of Section 3.2 below, the purchase price for the Purchased Shares (the "Purchase Price") shall be Two Million And Seven
                               ---------------
Hundred And Seventy-Three Thousand Eight Hundred And Eighty-Eight Dollars ($2,773,884).

3.2 The Purchase Price shall be paid by the Purchaser to the Vendor as follows:

       (a) at the time of execution of the Letter of Intent, the Purchaser paid to the Vendor $10,000 (the "Deposit") by cheque; and
                                        -------

       (b) at the Time of Closing, the Purchaser shall pay the Vendor $1,763,884 (the "Initial Payment"), subject to the provisions of Section
                        ---------------
       3.3 and Article 4 below;

       (c) on the 90th day following the Closing Date, the Purchaser shall pay to the Vendor $100,000 (the "First Non-Adjustable Payment") provided
                                        -----------------------------
       that if there has been a Net Asset Reduction Amount then all or part of the First Non-Adjustable Payment shall be accelerated and paid by the Purchaser to the Vendor on the Release Date up to a maximum of the Net Asset Reduction Amount;

       (d) on the 180th day following the Closing Date, the Purchaser shall pay to the Vendor $100,000 (the "Second Non-Adjustable Payment") provided
                                        -----------------------------
       that if there has been a Net Asset Reduction Amount exceeding $100,000 then all or part of the Second Non-Adjustable Payment shall be accelerated and paid by the Purchaser to the Vendor on the Release Date up to a maximum of the amount by which the Net Asset Reduction Amount exceeds $100,000; and

       (e)    the  Purchaser  shall  pay  to  the  Vendor  $800,000  (the  "Four
                                                                            ----
       Payments") as follows, subject to the provisions of Section 3.4 below:
       --------

              (i) $150,000 payable to the Vendor on the 90th day following the Closing Date;

              (ii) $150,000 payable to the Vendor on the 180th day following the Closing Date;

              (iii) $200,000 payable to the Vendor on the 270th day following the Closing Date; and

              (iv) $300,000 payable to the Vendor on the 360th day following the Closing Date;

All payments to the Vendor shall be made by certified cheque or bank draft.

3.3 The amount of the Initial Payment comprising the Purchase Price to be paid to the Vendor, as provided in Subsection 3.2(b) above, shall be adjusted in the circumstances and in the manner as setout in Section 4.1 below.




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3.4    The amount of the Four Payments  comprising the Purchase Price to be paid to the Vendor, as provided in Subsection 3.2(e) above, shall be adjusted in the following circumstances and in the following manner:

       (a) If an event occurs within the first 3 month period following the Closing Date that causes a WM Loss, then the unpaid portion of the Four Payments (the "Unpaid Portion") will be reduced by 65%, and the amount of
                      --------------
       the reduction of the Four Payments will be deducted from the Purchase Price;

       (b) If an event occurs within the second 3 month period following the Closing Date that causes a WM Loss, then the Unpaid Portion will be reduced by 60%, and the amount of the reduction of the Four Payments will be deducted from the Purchase Price;

       (c) If an event occurs within the third 3 month period following the Closing Date that causes a WM Loss, then the Unpaid Portion will be reduced by 55%, and the amount of the reduction of the Four Payments will be deducted from the Purchase Price; or

       (d) If an event occurs within the fourth 3 month period following the Closing Date that causes a WM Loss, then the Unpaid Portion will be reduced by 50%, and the amount of the reduction of the Four Payments will be deducted from the Purchase Price;

For the purpose of calculating the Unpaid Portion referenced in this Section 3.4, the Unpaid Portion shall be equal to the amount that would be due in the future, if each of the Four Payments which is due after the date of the occurrence that causes a WM Loss had been payable to Vendor daily during the 90 day period following the Closing Date applicable to such of the Four Payments, (for greater certainty, that part of the Unpaid Portion, calculated daily, for the period from the Closing Date until the date of the occurrence that causes a WM Loss, shall not be reduced and therefore shall be paid to the Vendor in full). Notwithstanding the foregoing, the following shall apply if a reduction to the Unpaid Portion occurs pursuant to Subsections 3.4(a), (b), (c) or (d) above:

              (i) the amount of the Unpaid Portion which is not reduced (that is, the other 35%, 40%, 45% and 50% in the case of Subsections 3.4(a), (b), (c) and (d) above, respectively) shall be paid to the Vendor in full;

              (ii) one reduction at most (that being the earliest to occur, if any) shall apply to the Unpaid Portion (for greater certainty, there shall not be cascading reductions of the Unpaid Portion);

              (iii) if, during the period commencing from the date of the occurrence that causes a WM Loss and ending on the date that is one year after the Closing Date (the "Payment Period"), the
                                                         ---------------
              cumulative revenue from the sale of the Corporation's products to Walmart is greater than 35% of the amount which is the product obtained by multiplying the number of days in the Payment Period by $7,142.86, then any previous reduction of the Unpaid Portion shall be immediately reversed and added back to the Purchase Price and paid to the Vendor by the Purchaser; and




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              (iv)   if,  during  the  period  commencing  from  the date of the occurrence that causes a WM Loss and ending on the date that is the same number of days after the Closing Date as are the number of days in the Payment Period (the "Adjustment Period"), the
                                                      ------------------
              cumulative revenue from the sale of the Corporation's products to Walmart is greater than 35% of the amount which is the product obtained by multiplying the number of days in the Adjustment Period by $7,142.86, then any previous reduction of the Unpaid
              Portion shall be immediately reversed and added back to the Purchase Price and paid to the Vendor by the Purchaser.

3.5 Any payments actually made by the Corporation after the Effective Date to or for the benefit of John Pannozzo pursuant to the agreement between the Corporation and John Pannozzo dated December 31, 2003 a copy of which is attached as Schedule "3.5" shall reduce the Purchase Price and shall be deducted from the next payment of the Purchase Price due to the Vendor on the day that is 90, 180, 270 or 360 days after the Closing Date and all remaining obligations under such agreement due more than 360 days after the Closing Date shall be deducted from the final payment of the Purchase Price due to the Vendor 360 days after the Closing Date.

3.6 The Purchaser shall use its best efforts during the one year immediately following the Closing Date to retain Walmart as a customer of the Corporation and to increase the revenues from the sale of the Corporation's products to Walmart during such one year period.


ARTICLE 4 - PROVISIONS
----------------------

4.1 $500,000 of the Initial Payment shall be held in escrow by the Vendor's Solicitors as escrow agent (the "Escrow Agent") for the period from the Closing
                                 -------------
Date until the date following the completion of the Final Statements by the Independent Auditors (even if same are not signed by a director of the Corporation after 5 days after the delivery to the directors of the draft of the Final Statements for their review) (the "Release Date"), in accordance with the
                                         ------------
terms of an escrow  agreement (the "Escrow  Agreement") to be entered into among
                                    -----------------
the Purchaser, the Vendor and the Escrow Agent. For greater certainty, the balance of the Initial Payment of $1,263,884 shall be paid by the Purchaser to the Vendor at the Time of Closing. The Escrow Agreement shall provide, subject to the conditions contained herein and in the Escrow Agreement, that:

       (a) If the Net Assumed Assets balance, is equal to $1,977,931 (the "Estimated Net Assets Balance") on the Effective Date, then no adjustment
        ----------------------------
       shall be made to the Initial Payment and the Escrow Agent shall pay to the Vendor on the Release Date all of the Initial Payment held in escrow;

       (b) If the Net Assumed Assets balance, is greater than the Estimated Net Assets Balance on the Effective Date, then the Initial Payment shall be increased by an amount equal to the difference between the Net Assumed Assets less the Estimated Net Assets Balance as at the Effective Date (the "Net Asset Increase Amount"), and the Purchaser shall pay to the
             ---------------------------
       Vendor cash equal to the Net Asset  Increase  Amount and the Escrow Agent




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       shall pay to the Vendor on the Release  Date all of the  Initial  Payment
       held in escrow; or

       (c) If the Net Assumed Assets balance, is less than the Estimated Net Assets Balance on the Effective Date, then the Initial Payment shall be reduced by an amount equal to the difference between the Estimated Net Assets Balance less the Net Assumed Assets as at the Effective Date (the "Net Asset Reduction Amount"), and the Escrow Agent shall repay to the
        ----------------------------
       Purchaser, from the amount held in escrow, on the Release Date cash equal to the Net Asset Reduction Amount and the balance of the Initial Payment held in escrow shall be paid to the Vendor on the Release Date.


ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR
--------------------------------------------------------

       The Vendor hereby represents and warrants to and in favour of the Purchaser as follows, and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Shares: 5.1 The Corporation is a subsisting corporation, duly and validly incorporated and organized under the laws of the province of Ontario.

5.2 The authorized capital of the Corporation consists of an unlimited number of common shares.

5.3 The only issued and outstanding shares in the capital of the Corporation are three (3) common shares. All of the said issued and outstanding shares are fully paid and non-assessable. There are outstanding no other shares, warrants, rights, options, securities convertible into shares or any other evidence whatsoever of an ownership interest in the Corporation.

5.4 The Corporation has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt or wound-up, taken any proceeding to have a receiver appointed of any part of its assets, had any encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

5.5 There are no actions, suits, claims, or legal, administrative, arbitration or similar proceedings, governmental investigations, or other proceedings pending or threatened against or affecting the Corporation at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor to the best of the Vendor's knowledge is there any reasonable basis therefor. There are no judgments, orders, awards, decrees or executions outstanding against the Corporation which might adversely affect the financial condition of the Corporation or the conduct of the Business. The Corporation has not received any notices of default under any laws, regulations, by-laws, orders or requirements applicable to the Business.

5.6 The Corporation has all requisite corporate power and authority to carry on the Business and to own, lease and operate the properties and assets now



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owned,  leased and operated by it. The Corporation is duly qualified and has all licenses and registrations required to carry on the Business and to own, lease and operate its properties and assets and is in good standing in every jurisdiction in which the character of the Business conducted or the nature of the properties owned, leased or operated by it makes such qualification, licenses and/or registrations necessary.

5.7 The Corporation has been and is now conducting the Business in compliance with all statutes, regulations, by-laws, orders, covenants, restrictions or plans of all federal, provincial or municipal authorities, agencies, boards, or licensing bodies applicable to the Business, and the Corporation holds all licenses and permits necessary for the carrying on of the Business.

5.8 The Corporation has no subsidiaries. The Corporation owns no shares of any other corporation or any rights, options, warrants or other securities of any other corporation, and the Corporation is not a party to any agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of any other corporation.

5.9 The Corporation is not in default under or in breach of any obligation to which it is subject or any term of any contract to which it is a party or by which it is bound. There exists no state of facts which, after notice or lapse of time or both, or otherwise, would constitute a default under or breach of any such obligation or contract. All such contracts are in good standing and in full force and effect, and the Corporation is entitled to all of the benefits thereunder.

5.10 Except as set out in Schedule "5.10" attached hereto, the Corporation is not a party to or bound by any contracts, instruments evidencing or creating indebtedness, arrangements, leases or other documents (oral or written).

5.11 The books of account and financial records of the Corporation have been kept on a basis consistent with those of preceding accounting periods, and fairly and correctly set out and disclose in all material respects the current financial position of the Corporation. All transactions involving the Corporation have been accurately recorded in such books and records. All vacation pay, bonuses, commissions and other emoluments relating to each of the employees of the Corporation have been accrued to date in such books.

5.12   The Financial Statements:

       (a) have been prepared in accordance with GAAP applied on a basis consistent with those of preceding fiscal periods;

       (b) present fully, fairly and correctly the assets, liabilities and financial condition of the Corporation as at December 31, 2001 and December 31, 2002, respectively, and the results of its operations and the changes in its financial position for the period then ended;

       (c)    are in accordance with the books and records of the Corporation;

       (d)    contain  and  reflect  all  necessary   adjustments   for  a  fair
       presentation of the results of operations and the financial condition of the Corporation for the period covered thereby; and




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       (e)    contain  and  reflect  adequate  provision  or  allowance  for all
       reasonably   anticipated   liabilities,   expenses   and  losses  of  the
       Corporation.

5.13 Since December 31, 2002, there has been no material adverse change in the financial position or condition of the Corporation from that indicated by the Financial Statements, nor has there been any material adverse change in the affairs, business, prospects, liabilities, assets, operations or condition of the Corporation, financial or otherwise, except any material adverse change or changes that are compensated through the calculation of Net Assumed Assets. Further, since December 31, 2003, except the repayment to the Vendor by the Corporation of the Vendor's shareholder's loan no payments have been made, authorized or accrued by the Corporation to its officers, directors, shareholders or employees, except in the ordinary course of the Corporation's business and at the regular rates of salary or remuneration payable to such persons, nor have any dividends or other distributions on any of the shares of the Corporation been authorized, declared or paid, nor have any payments been made, authorized or accrued to any advisors (including, without limitation, all legal, accounting and financial advisors) of the Corporation or the Business except as described in Schedule "5.13" attached hereto.

5.14 Except as set forth in the Financial Statements, the Corporation is the owner of all its property and assets shown in the Financial Statements or used by it in connection with the Business (excluding inventory sold or otherwise disposed of since December 31, 2002 in the ordinary course of business and excluding those assets leased by the Corporation, as set forth in the Financial Statements), with good and marketable title thereto, free of any lien, claim, security interest or encumbrance of any nature or kind and of any rights or privileges capable of becoming claims, liens, security interests or encumbrances.

5.15 The Corporation is not now subject to any liabilities or obligations, direct or indirect, absolute or contingent, other than the liabilities and obligations set forth in the Financial Statements and those arising since December 31, 2002 in the ordinary course of business, none of which are materially adverse. Without limiting the generality of any representation or warranty given in this agreement, there are no facts or circumstances which might reasonably serve as the basis for, or give rise to, any material liabilities or obligations on the part of the Corporation, other than the liabilities and obligations disclosed in the Financial Statements, or arising in the ordinary course of business (none of which are materially adverse), or those liabilities and obligations which are fully covered by insurance.

5.16 The Corporation is not indebted to its shareholder in any manner whatsoever, and it has not guaranteed or otherwise given security for or agreed to guarantee or give security for any liability, debt or obligation of any person, firm or corporation.

5.17 Since December 31, 2002, the Corporation has carried on the Business in the ordinary course. Without limiting the generality of the foregoing,
sinceDecember 31, 2002, the Corporation has continued to pay, satisfy and discharge its obligations and liabilities in the ordinary course of its business, and no material capital expenditures or leasehold improvements have been made by the Corporation since December 31, 2002.

5.18 All Accounts Receivable have been bona fide created in the ordinary course of business, are collectible in full subject to the allowance for



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doubtful  accounts  (as provided in the Final  Statements  to be prepared by the
Independent Auditors), and are free of all claims, liens, security interests, encumbrances, and rights of set-off whatsoever.

5.19 Schedule "5.19" hereto contains a complete list of all contracts and arrangements between the Corporation and employees of the Corporation, including without limitation:

       (a) all written contracts or arrangements for the employment of any officer, employee, agent or consultant;

       (b) a complete list of all employees of, and agents and consultants retained by, the Corporation, together with their salaries, wage rates or other compensation, their positions, their length of service and particulars of any contracts, arrangements or understandings, written or oral, with them; and

       (c)    all  bonus,  deferred  compensation,   profit  sharing,   pension,
       retirement, benefit, stock option, stock purchase, life and health insurance or other plans or arrangements providing employee benefits (whether to employees, consultants, directors or officers), together with a statement detailing the costs to the Corporation in respect of such plans or arrangements providing employee benefits.

All of the plans and arrangements referred to in Subsection 5.19(c) above are in good standing, and the Corporation has made all payments required to be made by it in connection therewith and will make all payments required to be made by it up to and including the Date of Closing. The texts of all such plans and arrangements have been delivered to the Purchaser and are true and complete copies thereof, and no amendments will be made before the Date of Closing. To the extent required by law, such plans and arrangements have been duly registered under the pension benefits legislation of the Province of Ontario and are in good standing under such pension benefits legislation and under the Income Tax Act (Canada). Any employee plans requiring funding on the part of the Corporation are fully funded and will be fully funded and without any deficiency up to and including the Date of Closing.

5.20 All of the Corporation's equipment, computer hardware and computer software used in the Business (whether owned or leased by the Corporation, licensed to the Corporation or otherwise) are fully operational.

5.21 Except as set forth in Schedule "5.21" attached hereto, the Corporation is entitled to use, without payment of any applicable royalty or other fee, all trade names, trade marks, patents, designs, processes, copyrights and licences now used by the Corporation in the course of carrying on the Business, (the "Intellectual Property"), all as described on Schedule "5.21" hereto. The right
 ---------------------
of the Corporation to use the Intellectual Property has never been called into question or challenged, and the Corporation is not infringing upon any patents, trade names, trade marks, service marks or copyrights, domestic or foreign, or any other industrial property or intellectual property rights of any other person, firm or corporation. The Corporation has not granted any right, title or interest in and to any other firm, person or corporation, with the exception of the Purchaser, and the Corporation is the owner thereof and has the exclusive right to use the same. The Corporation has not received any notice (written or oral) claiming that the conduct of the Business infringes upon the patents,



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trade marks, trade names,  service marks or copyrights,  domestic or foreign, or any other industrial property or intellectual property rights of any other person, firm or corporation.

5.22 Schedule "5.22" hereto contains a complete description of the nature of all outstanding product warranties granted by the Corporation with respect to any products sold by the Corporation prior to the date hereof, together with a list of the names and addresses of all customers to whom such warranties have been granted, the product in question and the dates upon which such warranties were granted to such customers.

5.23   (a)    The  Corporation is a "Canadian  controlled  private  corporation"
       within the meaning of the Income Tax Act (Canada);

       (b) The Corporation has duly and timely filed in proper form all federal, provincial and other income, franchise, sales, goods and services and other tax returns and all reports required to be filed by law. All Taxes, fees and other assessments of whatsoever nature upon the Corporation or its assets or property which are due and payable up to the date hereof have been paid, or have had a reserve in respect thereof established;

       (c) There are no outstanding agreements, waivers or other arrangements extending the statutory period of limitations applicable to the filing of any federal, provincial or other income tax return of the Corporation for any period, nor has there been any assessment or reassessment by any taxing authority issued or threatened against the Corporation with respect to the payment of any Taxes, charges or deficiencies by the Corporation;

       (d) All amounts stated in all federal, provincial or other income or corporation tax returns which have been filed by the Corporation are true and correct;

       (e) There are no liabilities for Taxes, rates or assessments of any nature or kind not shown as charges, accruals or reserves on the Financial Statements for the period covered thereby;

       (f) There are no actions, suits, proceedings, investigations or claims, pending or threatened against the Corporation in respect of any Taxes or assessment or any claim for additional Taxes or assessments asserted by any taxing authority. The charges, accruals and reserves on the books of the Corporation in respect of any liability for Taxes for any year not finally determined are sufficient to meet any assessment or reassessment for additional Taxes for any year not finally determined. The Corporation has withheld from payments made to its officers, directors, employees, debtholders, shareholders or any spouse, associate or affiliate of any of the foregoing, the amount of all Taxes, including but not limited to, income tax, federal or provincial pension and medical plan contributions, employment insurance contributions and other deductions required to be withheld therefrom, and has paid the same to the proper tax receiving officers or authorities; and

5.24 All payments have been made in respect of the Leased Premises and any and all office premises which were leased or utilized by the Corporation prior to the Leased Premises. The lease in respect of the Leased Premises is in good standing, all rents, additional rents and other amounts due and payable pursuant



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to such  lease  have been and will be paid in full to the Date of  Closing,  and neither the Vendor nor the Corporation is in breach of its obligations under such lease.

5.25 The components of the Net Assumed Assets including a list of all creditors are as set forth in Schedule "5.25" attached hereto.

5.26 There are no broker's commissions, finder's fees or other payments of like nature payable by the Corporation or the Purchaser to any Person retained or engaged by or on behalf of the Vendor or the Corporation with respect to the transaction comtemplated by this Agreement.

5.27 The warranties hereunder shall in no way be abridged, reduced, waived, considered fulfilled or otherwise affected by any examination or inspection made by the Purchaser at any time.

5.28 The Shareholder's Loan amount is nil as at the date of this Agreement since the shareholder's loan was repaid by the Corporation to the Vendor in late December, 2003.


ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF THE VENDOR REGARDING THE VENDOR
-----------------------------------------------------------------------------

       The Vendor hereby represents and warrants to and in favour of the Purchaser as follows, and hereby acknowledges and confirms that the Purchaser is relying on such representations and warranties in connection with the purchase by it of the Purchased Shares:

6.1 The Vendor is a Canadian citizen and resident of the Province of Ontario and has the power and authority to own her property and assets, including, without limitation, the Purchased Shares owned by her.

6.2 The Vendor has the capacity and all requisite power and authority to enter into this agreement and to perform obligations hereunder.

6.3 The execution and delivery of this agreement by the Vendor and the observance and performance of the terms and provisions of this agreement on the part of the Vendor to be performed:

       (a)    will not constitute a violation of applicable law; and

       (b) will not constitute a violation or a breach of any provision of any contract or other instrument to which the Vendor is a party or by which sheis bound, or any order, writ, injunction, decree, statute, rule or regulation applicable to her, or constitute a default (or would, with the passage of time or the giving of notice, or both, constitute a default) under any contract, agreement or instrument to which the Vendor is a party or by which sheshe is bound.

6.4 The Vendor is the registered and beneficial owner of the Purchased Shares owned by the Vendor, with good and marketable title to such Purchased Shares, free of any claim, lien, security interest or encumbrance of any nature or kind,



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and as such has the exclusive right and full power to sell,  transfer and assign such Purchased Shares to the Purchaser free of any claim, lien, security interest or encumbrance of any nature or kind. In addition, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement for the purchase of any of the Purchased Shares, nor any agreement or option or any right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares in the capital of the Corporation. There is not pending any suit, action or other legal proceeding of any sort to in any manner restrain or prevent the Vendor from effectually and legally transferring her Purchased Shares to the Purchaser, free and clear of all claims, liens, security interests and encumbrances, or any action or proceeding, the effect of which would be to cause a lien to attach to such Purchased Shares or to divest title to such Purchased Shares in any manner whatsoever, or to make the Purchaser, the Corporation, the Vendor or any of them liable for damages in connection with the transfer of the Purchased Shares to the Purchaser as contemplated herein, and the Vendor knows of no such claim in connection with any of the foregoing.

6.5 The Vendor is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to creditors generally, had any petition for a receiving order in bankruptcy filed against her, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have her declared bankrupt, taken any proceeding to have a receiver appointed of any part of her assets, had any encumbrancer take possession of any of her property, or had any execution or distress become enforceable or become levied upon any of her property.

6.6 There are no actions, suits, claims, or legal, administrative, arbitration or similar proceedings, governmental investigations, or other proceedings pending or, to the knowledge of the Vendor, threatened against or affecting the Vendor at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, in the opinion of the Vendor, is there any reasonable basis therefor.

6.7 There are no shareholder agreements, voting agreements, voting trust agreements or other agreements to which the Vendor is a party in respect of any shares of the Corporation.

6.8 Upon the due execution and delivery of this agreement by the Vendor, this agreement shall constitute a valid and legally binding agreement, enforceable against the Vendor in accordance with its terms.

6.9 The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.10 The warranties hereunder shall in no way be abridged, reduced, waived, considered fulfilled or otherwise affected by any examination or inspection made by the Purchaser at any time.

6.11 On the Closing Date, $25,000 shall be due to Jim Douglas by the Corporation in connection with the terms of his employment by the Corporation and this $25,000 is deemed to have been incurred as an expense of the




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






Corporation on or before the Effective Date and therefore part of the Net Assumed Liabilities for the purpose of calculating the Net Assumed Assets as at the Effective Date.


ARTICLE 7 - COVENANTS OF THE VENDOR
-----------------------------------

7.1 The Vendor hereby covenants that, during the Interim Period, the Vendor will, and will cause the Corporation to:

       (a) carry on the Business in the ordinary course and use its best efforts to preserve the assets, the Business and the clients, customers and suppliers connected therewith;

       (b) give the Purchaser, the Purchaser's Solicitors and the Purchaser's representatives full access during normal business hours to the properties, books, contracts, commitments and records of the Corporation;

       (c) furnish the Purchaser with all information concerning the affairs of the Corporation as the Purchaser may reasonably request;

       (d) do all things and cause all things to be done to ensure that all of the representations and warranties of the Vendor contained in this agreement remain true and correct throughout the Interim Period as if such representations and warranties were continuously made throughout such period;

       (e) not enter into any contracts, commitments or transactions pertaining to the Business, or incur any indebtedness, obligations or liability or make any payment in respect thereof, except in the ordinary course of business;

       (f) not incur any capital expenditures, or acquire or agree to acquire additional assets, or enter into any forward commitments for inventories, supplies or services (whether or not there are any contracts in writing with respect thereto), except in the ordinary course of business;

       (g)    not   increase  the  wages  or  salaries  or  any  other  form  of remuneration, direct or indirect, of any of the employees, officers or directors of the Corporation;

       (h) not sell, agree to sell or otherwise dispose of any of the assets of the Corporation except in the ordinary course of business;

       (i) pay, satisfy and discharge its obligations and liabilities in the ordinary course of business;

       (j) obtain all necessary consents and approvals to the transaction herein contemplated required pursuant to the terms of any leases, contracts or rights of the Corporation or to which it is a party or to which any of the property or assets may be subject to or bound;

       (k) not declare, pay or authorize dividends or other distributions on any shares of the Corporation or purchase or redeem any shares of the Corporation;




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       (l)    not amend the Articles  (as defined in the  Business  Corporations
       Act (Ontario)) of the Corporation, amalgamate or merge with any other corporation, or issue any securities (as defined in the Business Corporations Act (Ontario)) or redeem or purchase any issued securities;

       (m) use their reasonable best efforts to ensure that the Corporation's bank operating line of credit from the Bank of Montreal shall remain in place with the Corporation immediately following the Closing Date, provided that Bank of Montreal fully releases any guarantees for that line of credit; and

       (n)    not  increase  the   Shareholder's   Loan  amount  nor  shall  any
       Shareholder's Loan related payments be made by the Corporation to the Vendor prior to the Time of Closing.

7.2 The Vendor hereby covenants that, at the Time of Closing, the Vendor will:

       (a) furnish the Purchaser with a certificate of the Vendor stating that the representations and warranties of the Vendor contained in this agreement are true at the Time of Closing, as though then made, and that the covenants of the Vendor to be complied with at or prior to the Time of Closing have been complied with, provided that the receipt of such evidence and the closing of the transaction contemplated herein shall not be a waiver of the representations, warranties and covenants of the Vendor which are contained in this agreement;

       (b) deliver to the Purchaser evidence reasonably satisfactory to the Purchaser's Solicitors that all necessary corporate authorizations authorizing and approving the transaction contemplated herein have been obtained in respect of the Corporation;

       (c) deliver to the Purchaser a written acknowledgement from the lessor of any leased premises, in a form reasonably satisfactory to the Purchaser's Solicitors, acknowledging that the lease in respect thereof is in good standing, that all rents, additional rents and other amounts due and payable by the Corporation pursuant to such lease have been paid in full to the Effective Date, and that the Corporation is not in breach of its obligations under such lease, together with the unconditional written consent of the said lessor to the sale of the Purchased Shares to the Purchaser, if required under the terms of such lease;

       (d) provide the Purchaser with evidence reasonably satisfactory to the Purchaser that the Vendor is not then a "non-resident" of Canada within the meaning of the Income Tax Act (Canada);

       (e)    provide the Purchaser with the favourable  opinion of the Vendor's
       Solicitors  in  a  form   reasonably   satisfactory  to  the  Purchaser's
       Solicitors, acting reasonably:

              (i) as to the authorized and issued capital of the Corporation and the shareholder and shareholdings in the Corporation;

              (ii) that all issued and outstanding shares in the capital of the Corporation are issued and outstanding as fully paid and non-assessable;




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              (iii)  that  the  Corporation   has  been  duly   amalgamated  and
              organized and is a valid and subsisting corporation under the laws of the Province of Ontario;

              (iv) that all necessary actions and proceedings have been taken to authorize and permit the due and valid transfer of the Purchased Shares at the Time of Closing from the Vendor to the Purchaser; and

              (v) that this agreement has been duly executed and delivered by the Vendor and constitutes a valid and binding obligation of the Vendor, enforceable against her in accordance with its terms (subject to bankruptcy laws and the availability of equitable remedies) and, to the knowledge of the Vendor's Solicitors, does not violate the provisions of any indenture or agreement to which the Vendor or the Corporation or either of them are a party or by which either of them are bound;

       (f) cause all necessary steps and proceedings as may reasonably be approved by the Purchaser's Solicitors to be taken so that the Purchased Shares may be properly transferred to the Purchaser at the Time of Closing; and in that regard, deliver to the Purchaser at the Time of Closing certificates representing all of the Purchased Shares, such certificates being duly endorsed for transfer to the Purchaser, and cause transfers of all the Purchased Shares to be duly and regularly recorded in the name of the Purchaser or as it may in writing direct;

       (g) cause all of the directors and officers of the Corporation as are specified by the Purchaser to resign in favour of nominees of the Purchaser. All shareholder's and director's resolutions required to cause the actions of this Section 7.2(g) shall be approved at the Time of Closing;

       (h) deliver and cause to be delivered by all of the directors and officers of the Corporation and by the Vendor, as shareholder of the Corporation, a complete release, with effect from the Time of Closing, of all claims against the Corporation of any and all matters whatsoever in a form satisfactory to the Purchaser's Solicitors, acting reasonably;

       (i) deliver and cause to be delivered to the Purchaser the corporate seal, minute books, share certificates, share certificate books, share transfers, share register books, directors' register and any and all documents, records, books, instruments and agreements of or pertaining or relating to the Corporation and its Business, property and assets;

       (j)    deliver to the  Purchaser  a release  executed  by the Vendor with
       respect  to  all  payroll  and  severance  related   obligations  of  the
       Corporation;

       (k) deliver and cause to be delivered to the Purchaser the Escrow Agreement, duly executed by the Vendor;

       (l)    deliver  and  cause to be  delivered  to the  Purchaser  a release
       executed  by  John  Penny  with  respect  to  all   obligations   of  the
       Corporation;

       (m) pay to the Corporation $273,884 for the purchase as of the Effective Date of the Cash Value Of Life Insurance and the respective insurance policy from the Corporation;



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       (n)    deliver   and  cause  to  be   delivered   to  the   Purchaser   a
       non-competition covenant from John Penny in the form attached hereto as Schedule "7.2(n)";

       (o) deliver and cause to be delivered to the Purchaser the New Lease between Alpen and the Corporation to become effective on September 1, 2004 (the day immediately following the last day of the Corporation's current lease agreement with Alpen);

       (p) pay all the non-arms length expenses, accounts payable and accrued liabilities of the Corporation, excluding any ordinary course lease payments and payroll related transactions, from the date of this Agreement to the Time of Closing, and release the Corporation from the obligation to repay the Vendor for these payments; and

       (q) shall release, and cause the Vendor's affiliates, including any of the Vendor's family that is or has been employed by the Corporation, or the Vendor shall indemnify the Purchaser and the Corporation from any and all severance obligations related to their employment by the Corporation, and any other contractual obligations of the Corporation to the Vendor and her affiliates.

7.3 The Vendor hereby covenants that, subsequent to the Date of Closing, the Vendor will:

       (a) at the request and expense of the Purchaser, execute and deliver such additional conveyances, transfers and other assurances as may, in the reasonable opinion of the Purchaser's Solicitors, be required to carry out the intent of this agreement and to transfer the Purchased Shares to the Purchaser;

       (b) only discharge the Security Interests when the payments of Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(e) are received in full from the Purchaser, subject to the reduction provisions of Sections 3.3 and 3.4 above;

       (c) advise the Purchaser and the Corporation on business matters related to the Corporation for the three month period following the Effective Date (the "First Three Months") at no cost;
                            ------------------

       (d) advise the Purchaser and the Corporation on business matters related to the Corporation for an additional three month period following the First Three Months, at the option of the Purchaser, at a monthly compensation rate that is equivalent to the monthly salary amount currently paid to Vendor by the Corporation as at the date of this Agreement; and

       (e) pay all automotive expenses, currently paid by the Corporation for vehicles driven by the Vendor and Persons related to the Vendor, and personal expenses of the Vendor and Persons related to the Vendor which relate to any period after the Effective Date.


ARTICLE 8 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
-----------------------------------------------------------

       The Purchaser hereby represents and warrants as follows and hereby acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by her of the Purchased Shares:



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8.1    The  Purchaser  is  not  a  "non-Canadian"  within  the  meaning  of  the
Investment Canada Act.

8.2 The Purchaser is a subsisting corporation duly and validly incorporated and organized under the laws of the Province of Ontario and has the corporate power and authority to own or lease its property and assets and to carry on its business as now conducted by it.

8.3 The execution and delivery of this agreement by the Purchaser and the purchase of the Purchased Shares herein provided for have been duly authorized by all necessary corporate action, and the Purchaser has all requisite corporate power and authority to enter into this agreement and to perform its obligations hereunder.

8.4 The execution and delivery of this agreement by the Purchaser and the observance and performance of the terms and provisions of this agreement on the part of the Purchaser to be observed and performed will not constitute a violation of applicable law or a violation or a breach of the Purchaser's charter documents or by-laws or any provision of any contract or other instrument to which the Purchaser is a party or by which it is bound, or any order, writ, injunction, decree, statute, rule or regulation applicable to it, or constitute a default (or would, with the passage of time or the giving of notice, or both, constitute a default) under any contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound.

8.5 Upon the due execution and delivery of this agreement by the Purchaser, this agreement shall constitute a valid and legally binding agreement, enforceable against the Purchaser in accordance with its terms, except that the rights and remedies of the Vendor hereunder may be subject to and affected by the law relating to bankruptcy, insolvency, reorganization and creditors' rights generally and except that a court may or may not order an injunction, specific performance or other equitable remedies with respect to any particular provision of this agreement.

8.6 The Purchaser has not committed an act of bankruptcy, is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceeding with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property, and has not had any execution or distress become enforceable or become levied upon any of its property. The transaction contemplated herein will not result in the Purchaser becoming insolvent.

8.7 There are no actions, suits, claims or legal, administrative, arbitration or similar proceedings, governmental investigations or other proceedings pending or threatened against or affecting the Purchaser at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the ability of the Purchaser to perform its obligations hereunder.

8.8 The warranties hereunder shall in no way be abridged, reduced, waived, considered fulfilled or otherwise affected by any examination or inspection made by the Vendor at any time.



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ARTICLE 9 - COVENANTS OF THE PURCHASER
--------------------------------------

9.1 The Purchaser hereby covenants that, at the Time of Closing, the Purchaser will:

       (a) furnish the Vendor with a certificate of an officer of the Purchaser stating that the representations and warranties of the Purchaser contained in this agreement are true at the Time of Closing, as though then made, and that the covenants of the Purchaser to be complied with at or prior to the Time of Closing have been complied with, provided that the receipt of such evidence and the closing of the transaction contemplated herein shall not be a waiver of the representations, warranties and covenants of the Purchaser which are contained in this agreement;

       (b) deliver to the Vendor evidence reasonably satisfactory to the Vendor's Solicitors that all necessary corporate authorizations of the Purchaser authorizing and approving the transaction contemplated herein have been obtained;

       (c) execute all assignments and documents delivered pursuant to this agreement at the Time of Closing which require execution by the Purchaser;

       (d) deliver and cause to be delivered to the Vendor the Escrow Agreement, duly executed on behalf of the Purchaser and the Escrow Agent;

       (e) provide the Vendor with the favourable opinion of the Purchaser's Solicitors in a form satisfactory to the Vendor's Solicitors, acting reasonably:

              (i) that the Purchaser has been duly incorporated and organized and is a valid and subsisting corporation under the laws of the Province of Ontario;

              (ii) that with respect to the Vendor all necessary corporate actions and proceedings have been taken to authorize and permit the purchase of the Purchased Shares pursuant to the terms of this agreement; and

              (iii) that this agreement has been duly executed and delivered by the Purchaser constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms (subject to bankruptcy laws and the availability of equitable remedies) and, to the knowledge of the Purchaser's Solicitors, does not violate the provisions of any indenture or agreement to which the Purchaser is a party or by which it is bound.

       (f) pay the Purchase Price to the Vendor in accordance with the provisions of Article 3;

       (g) pay interest to the Vendor, at a rate of 8% per annum, on the outstanding balance of the Unpaid Portion amount, subject to the reduction provisions of Section 3.4, payable at the end of each calendar month;

       (h) grant the Vendor a security interest in the Purchased Shares and all the assets of the Corporation (the "Security Interests"). As part of
                                               ------------------



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       the Security  Interests,  the Vendor shall be the first  ranking  secured creditor  against the  Purchased  Shares (the "First  Security")  and the
                                                      ---------------
       Purchaser agrees that the only secured creditors against all the assets of the Corporation, that are secured before the Vendor, shall be:

              (i) the existing lessors of the Corporation as at December 31, 2003; and

              (ii) a lender that will provide the Corporation with a line of credit of up to $3,000,000 for the purpose of financing the Corporation's operations (and which, for greater certainty, shall be used only for the purpose of financing the Corporation's operations and not to finance any part of the Purchase Price or for any other business, acquisition or purpose whatsoever);

       The Vendor shall only discharge the Security Interests when the payments of Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3(e) are received in full from the Purchaser, subject to the reduction provisions of Sections 3.3 and 3.4. The share pledge agreement which provides for the First Security shall prohibit any further pledging or encumbering of the Purchased Shares but it shall permit a transfer of the Purchased Shares to an Affiliate provided that any such transferee Affiliate becomes jointly and severally liable with the Purchaser for all of the Purchaser's debts, dues, obligations and liabilities to the Vendor including, without limitation, to pay the balance of the Purchase Price to the Vendor and to comply fully with such share pledge agreement and the Purchaser shall not be relieved from any of such debts, dues, obligations and liabilities.

9.2 The Purchaser hereby covenants and agrees that, following the Date of Closing, it shall:

       (a) cause the Corporation to pay forthwith the balance of the Shareholder's Loan;

       (b) cause the Corporation to pay the balance of the Bank of Montreal indebtedness, if the Bank of Montreal shall not cause the operating line of credit to exist without the guarantee from Alpen;

       (c) cause the Corporation to complete the transfer as of the Effective Date of the Cash Value Of Life Insurance and the respective insurance policy to the Vendor; and

       (d) not cause the corporate reorganization of the Corporation until the Purchase Price, including, without limitation, the Four Payments, are fully paid to the Vendor, subject to the reduction provisions of Sections 3.3, 3.4 and 3.5.


ARTICLE 10 - CONDITIONS
-----------------------

       Completion of the purchase and sale of the Purchased Shares contemplated herein is subject to the following conditions having been satisfied. All of the conditions contained in Sections 10.1,10.3, 10.4, 10.5, 10.6, 10.8, 10.9, 10.10
and 10.11 are declared to be for the exclusive benefit of the Purchaser. The condition contained in Sections 10.2 and 10.7 are declared to be for the exclusive benefit of the Vendor. All of the conditions referred to herein are to be satisfied at the Time of Closing. The following are the conditions:





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10.1   All  representations  and warranties  contained herein on the part of the
Vendor shall be true at the Time of Closing, as though then made, and there shall have been compliance with the covenants and obligations on the part of the Vendor contained herein which are to be complied with at or prior to the Time of Closing, each and every one of which is hereby deemed to be a condition to the closing of the transaction contemplated herein.

10.2 All representations and warranties contained herein on the part of the Purchaser shall be true at the Time of Closing, as though then made, and there shall have been compliance with the covenants and obligations on the part of the Purchaser contained herein which are to be complied with at or prior to the Time of Closing, each and every one of which is hereby deemed to be a condition to the closing of the transaction contemplated herein.

10.3 There shall have been no material adverse change, financial or otherwise, in the Business.

10.4 The Vendor's Solicitors shall have delivered their favourable legal opinion to the Purchaser, as provided in Subsection 7.2(e).

10.5 The Purchaser's Solicitors shall have delivered their favourable legal opinion to the Vendor, as provided in the Subsection 9.1(e).

10.6 All necessary regulatory approvals shall have been obtained with respect to the completion of the sale of the Purchased Shares to the Purchaser.

10.7 The Vendor shall have satisfied the Purchaser and the Purchaser's Solicitors, each acting reasonably, that the purchase of the Purchased Shares by the Purchaser as contemplated herein will not affect the Corporation's entitlement to the licences setout in Schedule 5.21.

10.8 The creditors owed the loans of the Corporation referenced in Secions 9.3(a) and (b) hereof shall have consented to the repayment terms contained in Sections 9.3(a) and (b) hereof.

10.9 All creditors of the Corporation listed on Schedule 5.25 as being owed $10,000 or more shall have confirmed the amounts owed to them and such amounts shall not differ materially from the disclosure contained in Schedule 5.25.

10.10 In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Purchaser shall not be satisfied at the Time of Closing, the Purchaser may:

       (a) refuse to complete the transaction contemplated herein by written notice to the Vendor or the Vendor's Solicitors, and in such event the Purchaser shall be released from all obligations hereunder, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such refusal, upon the representations, warranties, covenants and conditions contained in this agreement; or

       (b) complete the transaction contemplated herein, it being expressly understood and agreed that the Purchaser may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this agreement,





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provided  that any of the said  conditions  may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Purchaser only if the same is in writing.

10.11 In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Vendor shall not be satisfied at the Time of Closing, the Vendor may:

       (a) refuse to complete the transaction contemplated herein by notice to the Purchaser or the Purchaser's Solicitors, and in such event the Vendor shall be released from all obligations hereunder, it being expressly understood and agreed that the Vendor may rely, notwithstanding such refusal, upon the representations, warranties, covenants and conditions contained in this agreement; or

       (b) complete the transaction contemplated herein, it being expressly understood and agreed that the Vendor may rely, notwithstanding such completion, upon the representations, warranties, covenants and conditions contained in this agreement, provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to its rights of rescission in the event of the non-fulfilment and/or non-performance of any other condition or conditions, any such waiver prior to the Time of Closing to be binding on the Vendor only if the same is in writing.

10.12 If, notwithstanding the satisfaction or waiver of the conditions contained in Sections 10.1 through 10.9 hereof, the Vendor fails to complete the transactions contemplated herein, then in addition to any other remedies it may have available to it, the Purchaser shall be entitled to the return of the full amount of the Deposit.


ARTICLE 11 - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
------------------------------------------------------------------

11.1 The representations, warranties and covenants contained in this agreement, in any schedule hereto, in any documents to be executed and delivered pursuant to this agreement and in any documents executed and delivered in connection with the completion of the transaction contemplated herein shall survive the closing of the transaction contemplated herein and, notwithstanding such closing and notwithstanding any investigations made by or on behalf of the parties hereto, shall continue in full force and effect from the Closing Date, as follows:

       (a) as to the representations and warranties contained in Sections 5.1, 5.3, 5.6, 5.26, 5.28, 6.3, 6.9 and 6.11 hereof and as to matters relating to any assessment or reassessment relating to Taxes based upon misrepresentation or fraud, forever; and

       (b) as to all other representations, warranties and covenants, for a period of one (1) year from the Date of Closing.

The parties hereto hereby acknowledge that if notice regarding any matter contemplated in this Article 11 is given by any party hereto, acting in good faith, to the others of them within the relevant time period specified in this
Article 11, and if before such matter has been fully dealt with pursuant to this



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agreement,  the relevant time period would  expire,  the time period in question shall be deemed to be extended (with respect to such matter only) until such matter has been fully dealt with pursuant to this agreement.


ARTICLE 12 - INDEMNITY
----------------------

12.1 The Vendor covenants and agrees to indemnify and save harmless the Purchaser and the Corporation from and against any and all losses, liabilities, damages, costs, expenses, interest, penalties and claims of any and every kind whatsoever (including legal and accounting fees incurred in connection therewith and in connection with any claim under this Article 12) (collectively, "Claims")
                                                                        ------
which at any time or from time to time may be paid, incurred or asserted against the Purchaser or the Corporation with respect to or as a result of the matters set forth below:

       (a) any breach of or non-compliance with or untruth of any of the representations, warranties or covenants of the Vendor contained in this agreement, in any schedule hereto, in any documents to be executed and delivered pursuant to this agreement or in any documents executed and delivered in connection with the completion of the transaction contemplated herein;

       (b) any federal, provincial or local tax assessments and/or reassessments of any nature whatsoever made after the Effective Date which relate to or arise from the conduct of the Business or the property of the Corporation prior to the Effective Date, to the extent and only to the extent that any resulting liability for Taxes has not been shown as a charge, accrual or reserve in the Financial Statements;

       (c) except as disclosed in this agreement and/or in the schedules attached hereto, except for any claims from or severance obligations to John Pannozzo, any Action, whether instituted or commenced prior to or after the Date of Closing, which relates to or arises from the conduct of the Business prior to the Closing Date;

       (d) except as disclosed in this agreement and/or in the schedules attached hereto, except for any claims from or severance obligations to John Pannozzo, the use, maintenance or operation of, and actions taken or admitted to be taken in connection with, the Business or any of the Corporation's assets or the operations relating thereto, which occurred during, or arise from or are related to the period prior to the Date of Closing to the extent that the claims are attributable to the period prior to the Closing Date; and

       (e) any claims from or severance obligations to John Pannozzo against the Corporation or the Purchaser regardless of when such claims or obligations arise. The Corporation agrees to incur and pay for any and all obligations that arise concerning John Pannozzo and the terminations of his employment at the Corporation. If the Corporation or the Purchaser incurs any costs related to the termination of the employment of John Pannozzo after the Effective Date, the Vendor shall immediately reimburse the Corporation and the Purchaser and the Corporation and the Purchaser shall have the right to offset if any amounts are due to the Vendor by either the Corporation or the Purchaser.




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12.2   The  Purchaser  covenants  and agrees to indemnify  and save harmless the
Vendor from and against any and all losses, liabilities, damages, costs, expenses, interest, penalties and claims of any and every kind whatsoever (including legal and accounting fees incurred in connection therewith and in connection with any claim under this Article 12) which at any time or from time to time may be paid, incurred or asserted against the Vendor with respect to or as a result of any breach of or non-compliance with, or untruth of any of the representations, warranties or covenants of the Purchaser contained in this agreement, in any schedule hereto, in any documents to be executed and delivered pursuant to this agreement or in any documents executed and delivered in connection with the completion of the transaction contemplated herein.

12.3 The Purchaser or the Vendor, as the case may be, shall give notice to any party (the "Indemnifier") liable to it or them pursuant to Section 12.1 or 12.2,
            -----------
as the case may be, as soon as reasonably possible of any claims asserted by third parties for which the Indemnifier may be liable pursuant to this Article 12 and shall provide reasonable particulars thereof, and the Indemnifier shall have the right, at its sole expense, to participate in any negotiations with respect thereto and to dispute and contest any such claims provided that it so notifies the party giving notice within ten (10) Business Days of receiving such notice and furnishes to the party giving notice such security or other assurances as such party may reasonably request in connection therewith and provided further that such dispute is prosecuted or negotiations conducted by the Indemnifier in good faith and with due diligence. The party giving notice will fully cooperate with the Indemnifier and its solicitors in any proceedings with respect to any such claims. Provided further that in the event that the party giving notice shall be unable to obtain timely advice from the Indemnifier with respect to any such matter, the party giving notice shall be entitled to deal with same in such manner as it, in the reasonable exercise of its judgment, deems appropriate.

12.4 The Vendor's obligation to indemnify the Purchaser shall only apply to the extent that the Claims in respect of which the Vendor has given an indemnity, in the aggregate, exceed $20,000;

12.5 The rights and benefits provided in this Article 12 are supplemental to any other rights, actions or causes of action which may arise pursuant to any other part of this agreement.

12.6 The Vendor hereby waives any right, whether arising at law or in equity, to seek contribution, cost recovery, damages, or any other recourse or remedy from the Purchaser and the Corporation, and hereby release the Purchaser and the Corporation in respect of, from and against any and all losses, liabilities, damages, costs, expenses, interest, penalties and claims of any and every kind whatsoever with respect to those matters which are the subject matter of indemnification pursuant to Section 12.1 of this agreement.


ARTICLE 13 - NON-COMPETITION COVENANT
-------------------------------------

13.1 From and after the Time of Closing, the Vendor covenants and agrees that she shall not, without the prior written consent of the Purchaser:

       (a) for a period of four (4) years following the Date of Closing, directly or indirectly, in any manner whatsoever (except as expressly provided herein), including, without limitation, either individually or in partnership or jointly, or in conjunction with any other Person, as




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       principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in any business carried on within Canada, including the Province of Ontario or the Province of Quebec, which is competitive with all or any part of the Business (a "Competitive Business") or be
                                                  ---------------------
       concerned with or interested in or lend money to, guarantee the debts or obligations of, or permit her name or any part thereof to be used or employed by any Person engaged or concerned with or interested in any Competitive Business;

       (b) use for her own purposes any information, trade secrets or confidential data relating to the Business or the Corporation or divulge, disclose or communicate any such information, trade secrets or confidential data to any other Person;

       (c) for a period of four (4) years following the Date of Closing solicit, interfere with or endeavour to entice away from the Purchaser or the Corporation any customer or any Person in the habit of dealing with the Corporation; and

       (d) for a period of four (4) years following the Date of Closing, interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Corporation, the Business or the Purchaser.

13.2 The Vendor hereby acknowledges and agrees that all restrictions contained in this Article 13 are reasonable and valid and all defences to the strict enforcement thereof by the Purchaser are hereby waived. The Vendor further acknowledges and agrees that the covenants contained in Section 13.1 hereof are intended to ensure that the Purchaser receives the full benefit of the goodwill of Business including, without limitation, the relationship of the Corporation with customers of and suppliers to the Business. Furthermore, the Vendor acknowledges that a breach of any provision of Section 13.1 hereof will result in the Purchaser suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Vendor agrees that, in addition to any other relief to which the Purchaser may become entitled, the said party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies.


ARTICLE 14 - GENERAL CONTRACT PROVISIONS
----------------------------------------

14.1 The closing of the transaction contemplated herein shall take place at the Time of Closing, on the Date of Closing, at the offices of the Vendor's Solicitors at 250 University Avenue, Suite 700, Toronto, Ontario, or at such other place as may be agreed to in writing by the parties hereto.

14.2 All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile transmission addressed to such other party or delivered to such other party as follows:








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       (a)    to the Purchaser at:       1065 Creek Road
                                         Niagara-on-the-Lake, ON, L0S 1J0
                                         Attention: Al Burgio
                                         Facsimile No.: (416) 213-0755

              with a copy to:            The Law Firm of Taragh Bracken
                                         1921 Eglinton Ave. East, Suite 8A
                                         Toronto, ON
                                         Attention: Taragh Bracken
                                         Facsimile No.: 416-290-5491

       (b)    to the Vendor at:          Mary Penny
                                         65 Poplar Heights Drive
                                         Toronto, Ontario M9A 4Z3
                                         Facsimile No.: 416-241-2624

              with a copy to:            Shibley Righton LLP
                                         250 University Avenue, Suite 700
                                         Toronto, ON, M5H 3E5
                                         Attention: Peter Raytek
                                         Facsimile No.: 416-214-5400

or at such other address as may be given by any of them to the others in writing from time to time, and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if sent by facsimile transmission, on the date of transmission unless sent on a non-Business Day or after 5:00 p.m. on a Business Day, in which case it shall be deemed to have been received on the next Business Day following the day of such transmission.

14.3 Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser or their respective solicitors, and money may be tendered by negotiable cheque from a bank within the meaning of the Bank Act (Canada).

14.4 The parties hereto covenant and agree to sign such other papers, cause such meetings to be held, resolutions passed and bylaws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part hereof.

14.5 This agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.6 Except as otherwise stated herein, dollar amounts referred to in this agreement shall be in Canadian funds.

14.7 All words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and/or pronoun.





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14.8   The division of this agreement into articles,  sections,  subsections and schedules is for convenience of reference only and shall not affect the interpretation or construction of this agreement.

14.9 Each party shall be responsible for its own legal and audit fees (except that the Purchaser has agreed to pay $8,000 to the Independent Auditors immediately after the execution of this agreement which shall be on account of the audit of the Corporation's financial statements for the year ended December 31, 2003 and the preparation of the Final Statements and for greater certainty, the balance for such services and all legal fees incurred by the Corporation between the Effective Date and the Closing Date shall be paid by the Corporation and such amounts shall be deemed to have been incurred as an expense of the Corporation on or before the Effective Date and therefore part of the Net Assumed Liabilities for the purpose of calculating the Net Assumed Assets as at the Effective Date) and other expenses incurred in connection with the purchase and sale of the Purchased Shares, the completion of the transaction contemplated herein and any post-closing matters in connection with the transaction contemplated herein.

14.10 No obligation of any party pursuant to this agreement to use reasonable efforts, best efforts or to attempt to obtain a consent, approval or waiver, shall obligate such party to make any payment to any person or pay an increased rental (except as provided for herein) or other charge or fee or make or incur any additional payment, guarantee or financial contribution or arrangement or to institute legal or arbitration or other proceedings in connection therewith.

14.11 Time shall be of the essence of this agreement and of every part hereof, and no extension or variation of this agreement shall operate as a waiver of this provision.

14.12 This agreement shall constitute the entire agreement between the parties hereto with respect to all of the matters herein and this agreement shall not be amended except by a memorandum in writing signed by all of the parties hereto, and any amendment hereof shall be null and void and shall not be binding upon any party which has not given its consent as aforesaid. This agreement supersedes all prior agreements, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

14.13 No party hereto may assign this agreement or any part hereof without the prior written consent of the other party hereto. Notwithstanding the foregoing, the Purchaser may assign this agreement to an Affiliate before the Time of Closing and on written notice to the Vendor provided that any such assignment by the Purchaser shall not relieve the Purchaser from any of its debts, duties, obligations and liabilities owed to the Vendor including, without limitation, under this agreement (for greater certainty, the Purchaser shall be jointly and severally liable with such transferee Affiliate for the payment of the Purchase Price and all other debts, duties, obligations and liabilities of such transferee Affiliate owed to the Vendor). Subject to the foregoing, this agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

14.14 No public announcements shall be released or disclosure made concerning the transaction contemplated herein by any party hereto without the consent of the others of them; provided that any party shall be entitled to make all announcements, without any consent of the other but after making best efforts to give prior notice to the others, necessary to enable it to comply with



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applicable law and with the rules of regulatory bodies having jurisdiction.  Any party required by law or any regulatory body to file copies of this agreement or any agreements contemplated hereby shall do so only after having duly requested confidential treatment thereof pursuant to any procedure that may be available therefor.

14.15 The Purchaser and the Vendor agree that all information relating to the Corporation and the Purchaser and those with whom the Corporation and the Purchaser have business dealings and to their respective assets and legal and financial condition obtained pursuant to this agreement is strictly confidential and shall be used only for the purposes provided for in this agreement. In the event that this transaction is terminated for any reason, each party hereby agrees to return all information obtained in any type of medium, including all copies of any nature, and not to use such information for its own purposes or to divulge such information to any third party.

14.16 In the event that any of the representations, warranties or covenants or any portion of them contained in this agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or the validity of the remaining terms or portions of this agreement, and such unenforceable or invalid representation, warranty or covenant or portion thereof shall be severable from the remainder of this agreement.

14.17  If any dispute or question (a "Dispute")  shall arise between the Vendor,
                                      -------
on the one hand, and the Purchaser, on the other hand, concerning the interpretation of this agreement or any part thereof, the parties shall attempt in good faith to resolve such Dispute. If the parties have not agreed to a settlement of the Dispute within thirty (30) days from the date on which the Dispute first became known to both parties, then the parties agree that the Dispute shall be submitted to arbitration pursuant to the Arbitration Act, 1991 (Ontario). Such Dispute shall not be made the subject matter of an action in any court by any party unless the Dispute has first been submitted to arbitration and finally determined in accordance with the provisions of Schedule "14.17" hereto, and in such event, such action shall be subject to the exclusive jurisdiction of the courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario. Any such action commenced thereafter shall only be for the purpose of enforcing the decision of the arbitrator and the costs incidental to the action. In any such action, the decision of the arbitrator shall be conclusively deemed to determine the rights and liabilities as between the parties to the arbitration in respect of the Dispute.

14.18 This agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same agreement and notwithstanding their date of execution shall be deemed to be executed on the date first written above. The delivery of an executed counterpart copy of this agreement by facsimile or telecopy shall be deemed to be the equivalent of the delivery of an original executed copy thereof.

       IN WITNESS WHEREOF the parties hereto have duly executed this agreement as of the 31st day of December, 2003.



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SIGNED, SEALED AND DELIVERED       )
         in the presence of:       )
                                   )  ------------------------------------------
                                   )  MARY PENNY
                                   )


                                      BURGIO FAMILY HOLDINGS INC.
                                      ---------------------------

                                      Per:                                   c/s
                                           -------------------------------------
                                           Al Burgio, President and Director













































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